Exhibit 99.1

EMPIRE RESORTS ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

Monticello, New York, April 30, 2013—Empire Resorts, Inc. (NASDAQ-GM:NYNY) today announced that it has commenced its previously announced $11.4 million rights offering. Under the terms of the rights offering, Empire will grant, at no charge to the holders of record of its common stock and Series B Preferred Stock on April 8, 2013, the record date for the rights offering, one non-transferable subscription right for each five shares of common stock owned, or into which the Series B Preferred Stock is convertible, as more fully described in the prospectus relating to the rights offering. Each subscription right will entitle the holder to purchase one share of common stock at a subscription price of $1.8901 per share. In addition, holders of subscription rights who fully exercise their basic subscription rights are entitled to oversubscribe for additional shares of common stock up to the number of shares purchased pursuant to the exercise of their basic subscription rights.

The subscription rights will expire and will have no value if they are not exercised prior to 5:00 p.m., New York City time, on May 30, 2013. We will not issue fractional shares of our common stock but rather will round down the aggregate number of shares to be issued to the nearest whole share. Any excess payment will be returned without interest or deduction.

The Company has entered into a standby purchase agreement with Kien Huat Realty III Limited, the Company’s largest stockholder, whereby Kien Huat agreed to exercise in full its basic subscription rights within ten days of its grant with a closing proximate thereto. In addition, Kien Huat agreed it would exercise all rights not otherwise exercised by the other holders in the rights offering to acquire up to one share less than 20% of the Company’s issued and outstanding common stock prior to the commencement of the rights offering. The Company will pay Kien Huat a commitment fee of $40,000 for the shares purchased by Kien Huat in excess of its basic subscription rights pursuant to the standby purchase agreement. In addition, the Company will reimburse Kien Huat for its expenses related to the standby purchase agreement in an amount not to exceed $40,000. The consummation of the transactions contemplated by the standby purchase agreement is subject to customary closing conditions.

Shareholders who hold their shares directly will receive a prospectus, together with a letter from the Company describing the rights offering, a subscription rights certificate and an IRS Form W-9. Those wishing to exercise their rights should review all materials, properly complete and execute the subscription rights certificate and deliver it and payment in full to the subscription agent:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Telephone Number for Confirmation: (917) 262-2378

Holders of subscription rights whose shares are held in street name through a broker, custodian bank or other nominee must instruct their broker, custodian bank or nominee whether or not to exercise subscription rights on their behalf. Those wishing to obtain a separate subscription rights certificate should promptly contact their broker, custodian bank or other nominee with that request, although it is not necessary to have a physical subscription rights certificate to elect to exercise rights if shares are held in street name.

Holders of subscription rights who wish to exercise subscription rights but will be unable to deliver the subscription rights certificate prior to the expiration date can deliver a Notice of Guaranteed Delivery in accordance with the directions in the prospectus.

This release does not constitute an offer of securities for sale. A registration statement relating to these securities was filed with the Securities and Exchange Commission and was declared effective on April 30, 2013. The rights offering is being made only by means of a prospectus filed by the Company with the Securities and Exchange Commission on April 30, 2013.

A copy of the prospectus or further information with respect to the rights offering may be obtained by contacting MacKenzie Partners, Inc., the information agent, by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (call collect) or by email at rightsoffer@mackenziepartners.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on April 25, 2013.

About Empire

Empire Resorts, Inc. owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino and Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan.

Contact:

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com